Exhibit 10.74

Fran Horowitz
Brand President - Hollister Co.
6301 Fitch Path
New Albany, Ohio 43054

Dear Fran:

We are pleased that you have agreed to take on the responsibilities of your new position as our President & Chief Merchandising Officer. As we discussed, your compensation is being modified in connection with your new position. The terms of your new compensation arrangements, as set forth in the attached Term Sheet, will become effective as of December 21, 2015.

The terms and conditions of your at-will employment with us, as set forth in your offer letter dated October 8, 2014, as modified by the executive severance agreement dated July 7, 2015, will remain in full force and effect, without any change except as modified by the provisions set forth in the attached Term Sheet.

ABERCROMBIE & FITCH MANAGEMENT CO.	Accepted by:

/s/ Arthur C. Martinez	/s/ Fran Horowitz
Arthur C. Martinez Executive Chairman	Fran Horowitz

Date: December 16, 2015	Date: December 19, 2015

Enclosure: Term Sheet

Term Sheet

CURRENT ROLE:    Brand President, Hollister
PROPOSED NEW ROLE:    President & Chief Merchandising Officer - All Brands

Component ($ in 000s)	Current	Proposed New*	% Increase
Base	$995	$1,100	11%
IC Target %	125%	135%	8%
IC Target $	$1,244	$1,485	19%
Target Total Cash	$2,239	$2,585	15%
Long-Term Incentive	$2,500	$3,500	40%
Target Total Direct Comp	$4,739	$6,085	28%

*
New role and updated Base Salary to be effective in late December 2015 or early January 2016; new IC Target to be effective in Fiscal 2016 consistent with Annual Leadership Team IC Program; new Long-Term Incentive value to be recommended for Fiscal 2016